Exhibit 99

Quepasa Corporation Receives Nasdaq Deficiency Letter

SCOTTSDALE, AZ — Quepasa Corporation (Nasdaq: QPSA — News), one of the largest, bicultural, Latino online communities, today announced that on April 4, 2008 the Company received a Nasdaq Staff Deficiency Letter informing the Company that it no longer complies with Nasdaq Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the last three fiscal years. As reported in the Company’s Form 10-KSB for the year ended December 31, 2007, the Company had a stockholders’ deficit of $2,554,051 at December 31, 2007.

The deficiency letter indicates that the Nasdaq staff is reviewing the Company’s eligibility for continued listing on The Nasdaq Capital Market. The Company has until April 21, 2008 to provide the Nasdaq staff with a specific plan to achieve and sustain compliance with all listing requirements, including the timeframe for completion of the plan. The Company is currently reviewing options to regain compliance, including discussions with certain debt holders to exchange debt for equity.

The Company is currently in negotiation with MATT and other debt holders to exchange debt for equity and resolve the minimum equity requirements. We feel confident that we can quickly resolve the minimum requirements as raised in the Nasdaq deficiency letter. As of the close of business on April 8, 2008, the Company is currently in compliance with the market value threshold of $35,000,000 based on the closing price of $3.14.

While the Company intends to submit a plan of compliance, there can be no assurance that the Nasdaq staff will ultimately determine that the plan adequately addresses the deficiency. If, upon conclusion of the review process, Nasdaq determines that the Company’s compliance plan does not adequately address the issue of compliance with Nasdaq’s listing requirements, the Company would receive written notification from Nasdaq that its securities are subject to being delisted and the Company will have the option of requesting a hearing and appealing the decision to a Nasdaq Listing Qualifications Panel. In the event that the Company’s Common Stock was delisted from The Nasdaq Capital Market, the Company expects that its Common Stock would be eligible for quotation on the Over-the-Counter Bulletin Board without interruption or delay.

About Quepasa Corporation

Quepasa Corporation (Nasdaq: QPSA — News), headquartered in Scottsdale, Arizona (with offices in Miami and Mexico), owns Quepasa.com, one of the world’s largest, bicultural, Latino online communities committed to providing entertaining, enriching, and empowering products and services. The website serves its users in the U.S. and Latin America in both Spanish and English.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) including those relating to the continued listing on the Nasdaq Capital Market and the possibility of exchanging debt for equity. Additionally, words such as “seek,” “intend,” “believe,” “plan,” “estimate,” “expect,” “anticipate” and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include the failure to reach an agreement with debt holders or otherwise create a plan that satisfies the Nasdaq Stock Market and its staff. Further information on Quepasa’s risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 10-KSB for the year ended December 31, 2007. Quepasa does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Investor relations contact:

Mike Matte, Chief Financial Officer

Quepasa Corporation
(480) 348-2665